NEWS RELEASE

February 9, 2021

NCR Announces Fourth Quarter and Full Year 2020 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2020. Fourth quarter, full year and other recent highlights include:

•Full year cash flow from operations of $641 million; Full year free cash flow of $448 million
•Full year software and services revenue represents 72% of total revenue, up from 65% in 2019
•Fourth quarter recurring revenue up 6%; represents 54% of total revenue
•Fourth quarter cost actions achieve $150 million in savings in 2021
•Announced proposed transaction with Cardtronics

“Our fourth quarter results marked a solid finish to an unprecedented challenging year,” said Michael Hayford, President and Chief Executive Officer. “We achieved sequential operating performance improvement as we steadily adapted to conducting business in the current environment. We generated strong cash flow, increased recurring revenue and improved our cost structure. I am extremely proud of the NCR team as we continue to execute our strategy and expect to emerge from the pandemic a much stronger company. We enter 2021 with a strong financial position and are excited about the opportunity that the proposed transaction with Cardtronics is expected to bring. The proposed transaction accelerates our NCR-as-a-Service strategy and expands opportunities in payments, while further shifting NCR’s revenue mix to software, services and recurring revenue. We are positioning NCR to deliver increased value to customers and sustainable long-term value creation for stockholders.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Fourth Quarter 2020 Operating Results

Revenue
Fourth quarter revenue of $1,631 million was down 14% year over year. Foreign currency fluctuations did not have an impact on the revenue comparison. The COVID-19 pandemic had a significant impact to revenue and the shift from selling perpetual software licenses to recurring revenue lowered revenue by $32 million. The following table shows revenue for the fourth quarter:

$ in millions	Q4 2020	Q4 2019	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Banking	$795	$944	(16%)	(16%)
Retail	569	609	(7%)	(8%)
Hospitality	182	232	(22%)	(21%)
Other	85	101	(16%)	(17%)
Total Revenue	$1,631	$1,886	(14%)	(14%)

Software	$483	$533	(9%)	(10%)
Services	671	673	—%	(1%)
Hardware	477	680	(30%)	(30%)
ATM	221	347	(36%)	(37%)
SCO/POS	256	333	(23%)	(24%)
Total Revenue	$1,631	$1,886	(14%)	(14%)
Software & Services %	71%	64%

Recurring Revenue	$874	$825	6%	6%
Recurring Revenue %	54%	44%

Banking revenue decreased 16% due to the continued impact of the COVID-19 pandemic driven by a 36% decline in ATM hardware revenue. An accelerated shift from selling perpetual software licenses to recurring revenue also impacted the year-over-year revenue comparison. Foreign currency fluctuations had no impact on the revenue comparison.

Retail revenue decreased 7% due to a decrease in self-checkout and point-of-sale revenue, partially offset by higher services revenue. Foreign currency fluctuations had a favorable impact of 1% on the revenue comparison.

Hospitality revenue decreased 22% driven primarily by a decline in hardware revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Gross Margin
Fourth quarter gross margin of $328 million decreased from $532 million in the prior year period. Gross margin rate was 20.1%, down from 28.2%. The decrease in gross margin was driven by excess inventory charges from the cost actions taken in the fourth quarter of 2020, as well as the reduction in revenue impacted by the COVID-19 pandemic and the shift to recurring revenue.

Fourth quarter gross margin (non-GAAP) of $465 million decreased from $541 million in the prior year period. Gross margin rate (non-GAAP) was 28.5%, down from 28.7%. The decrease in gross margin (non-GAAP) was driven by the reduction in revenue impacted by the COVID-19 pandemic and the shift to recurring revenue.

Operating Expenses
Fourth quarter operating expenses of $391 million increased from $350 million in the prior year period. The increase in operating expenses (GAAP) was driven by software impairment and cash charges from the cost actions taken in the fourth quarter of 2020, offset by a reduction from the net cost savings.

Fourth quarter operating expenses (non-GAAP) of $313 million decreased from $324 million in the prior year period. The decrease in operating expenses (non-GAAP) was primarily due to a reduction from the net cost savings.

Operating Income
Fourth quarter loss from operations of $63 million decreased from income from operations of $182 million in the prior year period. Fourth quarter operating income (non-GAAP) of $152 million decreased from $217 million in the prior year period. The decreases in operating income, both GAAP and non-GAAP, were driven by the impacts to gross margin and operating expenses described above.

Other Expense/Income
Fourth quarter other expense (GAAP) of $83 million decreased from $99 million in the prior year period. The pension mark-to-market adjustment was an expense of $34 million in the fourth quarter of 2020, compared to expense of $75 million in the prior year period. Fourth quarter other expense (non-GAAP) of $49 million decreased from $60 million. The decrease in other expense (non-GAAP) was due to decreases in employee benefit plan related expenses, as well as higher interest income.

Income Tax Expense/Benefit
Fourth quarter income tax benefit of $20 million decreased from an income tax benefit of $301 million in the prior year period. The fourth quarter effective income tax rate was 14%, compared to (363)% in the prior year period. The prior year period included the establishment of deferred tax assets from the transfer of certain intangible assets among our wholly-owned subsidiaries, as well as a valuation allowance release.

Fourth quarter income tax expense (non-GAAP) of $21 million decreased from $34 million in the prior year period. The fourth quarter effective income tax rate (non-GAAP) was 20%, compared to 22% in the prior year period. The decrease in income tax expense (non-GAAP) was primarily driven by lower income before income taxes.

Net Income from Continuing Operations Attributable to NCR
Fourth quarter net loss from continuing operations attributable to NCR of $125 million decreased from net income from continuing operations attributable to NCR of $384 million in the prior year period. The decrease was driven by impacts to gross margin and operating expenses described above.

Adjusted EBITDA
Fourth quarter adjusted EBITDA of $258 million decreased from $299 million in the prior year period. The decrease in Adjusted EBITDA was driven by impacts to gross margin and operating expenses described above.

Cash Flow
Fourth quarter cash provided by operating activities of $146 million decreased from cash provided by operating activities of $408 million in the prior year period. Fourth quarter free cash flow was $149 million, compared to free cash flow of $302 million in the prior year period. The decreases in cash provided by operating activities and free cash flow were both driven by lower operating earnings, partially offset by working capital improvements.

Full Year 2020 Operating Results

Full year 2020 revenue of $6,207 million was down 10% year over year. Foreign currency fluctuations did not have an impact on the revenue comparison. The COVID-19 pandemic had a significant impact to revenue and the shift from selling perpetual software licenses to recurring revenue lowered revenue by $100 million.

Full year net loss from continuing operations attributable to NCR of $7 million decreased from net income from continuing operations attributable to NCR of $614 million in the prior year period. Full year 2020 adjusted EBITDA of $896 million decreased from $1,058 million in the prior year period.

Full year 2020 GAAP diluted EPS of $(0.30) was down from $3.71 in 2019. Full year diluted EPS (non-GAAP) of $1.69 was down from $2.81 in 2019.

Full year 2020 cash provided by operating activities was $641 million and full year free cash flow was $448 million.

Cost Actions

In the fourth quarter of 2020, as we continue to advance the Company's strategic initiatives, we implemented certain changes to drive sustained organizational efficiencies. As a result, we incurred pre-tax charges of $202 million of which approximately $155 million were non-cash charges related to excess inventory and software impairment charges. We also incurred approximately $47 million in cash charges that are expected to drive $150 million of savings in 2021.

Impact from COVID-19

We continue to navigate through the challenging times presented by COVID-19, with a sharp focus on safeguarding our employees and helping our customers. Despite the unprecedented environment, our teams are executing at a high level and we are advancing our strategy.

While it is difficult to project how disruptive and protracted the pandemic will be, we do expect it will negatively impact our business into 2021. We expect all of our segment results to be negatively impacted by the COVID-19 pandemic. We expect our hardware revenues to be most impacted while our recurring revenue streams are expected to be more resilient.

The COVID-19 pandemic is complex and rapidly evolving. The ultimate impact on our overall financial condition and operating results will depend on the currently unknowable duration and severity of the pandemic, as well as any additional governmental and public actions taken in response. We continue to evaluate the long-term impact that COVID-19 may have on our business model, which may result in additional charges in 2021. These charges may include both cash and non-cash items. There can be no assurance that the measures we have taken or will take will completely offset the negative impact of COVID-19.

2020 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. Eastern Time to discuss the fourth quarter and full year 2020 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 7622865.

More information on NCR’s fourth quarter and full year earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.
About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s or Cardtronics’ plans, goals, intentions, strategies, or financial outlook (including NCR’s expectations in 2021 regarding its first quarter revenue, EBITDA margin and free cash flow, as well as general year over year improvements), and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include, without limitation, statements regarding NCR’s and Cardtronics’ plans to manage their respective business through the novel strain of the coronavirus identified in late 2019 (“COVID-19”) pandemic and the health and safety of our customers and employees; the expected impact of the COVID-19 pandemic on NCR’s Banking, Retail and Hospitality segments including the impact on NCR’s customers’ businesses and their ability to pay; expectations regarding NCR’s or Cardtronics’ respective operating goals and actions to manage these goals; expectations regarding cost and revenue synergies; expectations regarding NCR’s or Cardtronics’ cash flow generation, cash reserve, liquidity, financial flexibility and impact of the COVID-19 pandemic on NCR’s and Cardtronics’ respective employee bases; expectations regarding NCR’s and Cardtronics’ respective abilities to capitalize on market opportunities; expectations regarding leveraging the debit network to monetize payment transactions; expectations regarding accretion; expectations regarding long-term strategy and our ability to create stockholder value; NCR’s or Cardtronics’ respective financial outlook; expectations regarding NCR’s continued focus on our long-term fundamentals, including, but, not limited to, NCR’s execution of its NCR-as-a-Service 80/60/20 strategy and return to growth; expected increased revenue and cash flow linearity; margin expansion; NCR’s expected areas of focus to drive growth and create long-term stockholder value; the effect of the announcement of the proposed transaction on the ability of Cardtronics to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Cardtronics does business, or on Cardtronics operating results and business generally; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of the Company to implement its plans, forecasts and other expectations with respect to its business after the completion of the proposed transaction and realize expected benefits; business disruption following the proposed transaction; and the potential benefits of an acquisition of Cardtronics. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in Item 1A “Risk Factors” of NCR’s Annual Report on Form 10-K filed with the U. S. Securities and Exchange Commission (SEC) on February 28, 2020 and Cardtronics’ Annual Report on Form 10-K filed with the SEC on March 2, 2020, and those factors detailed from time to time in NCR’s and Cardtronics’ other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there can be no assurance that a transaction with Cardtronics PLC will be agreed to or occur, and if agreed, the terms of any such transaction. NCR does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, as well as other special items, including amortization of acquisition related intangibles and transformation and restructuring activities, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Use of Certain Terms

Recurring revenue includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q4 2020	Q4 2019
Gross Margin (GAAP)	$328	$532
Transformation and restructuring costs	131	2
Acquisition-related amortization of intangibles	6	7
Gross Margin (Non-GAAP)	$465	$541

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q4 2020	Q4 2019
Gross Margin Rate (GAAP)	20.1%	28.2%
Transformation and restructuring costs	8.0%	0.1%
Acquisition-related amortization of intangibles	0.4%	0.4%
Gross Margin Rate (Non-GAAP)	28.5%	28.7%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (Non-GAAP)

$ in millions	Q4 2020	Q4 2019
Operating Expenses (GAAP)	$391	$350
Transformation and restructuring costs	(64)	(9)
Acquisition-related amortization of intangibles	(13)	(15)
Acquisition-related costs	(1)	(2)
Operating Expenses (Non-GAAP)	$313	$324

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q4 2020	Q4 2019
Income (Loss) from Operations (GAAP)	$(63)	$182
Transformation and restructuring costs	195	11
Acquisition-related amortization of intangibles	19	22
Acquisition-related costs	1	2
Operating Income (Non-GAAP)	$152	$217

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (Non-GAAP)

$ in millions	Q4 2020	Q4 2019
Other Income (Expense) (GAAP)	$(83)	$(99)
Transformation and restructuring costs	7	—
Acquisition-related cost	(7)	—
Debt Refinancing	—	1
Internal reorganization and IP transfer	—	(37)
Pension mark-to-market adjustments	34	75
Other Income (Expense) (Non-GAAP)	$(49)	$(60)

Reconciliation of Income Tax (Benefit) Expense (GAAP) to Income Tax Expense (Non-GAAP)

$ in millions	Q4 2020	Q4 2019
Income Tax (Benefit) Expense (GAAP)	$(20)	$(301)
Transformation and restructuring costs	37	3
Acquisition-related amortization of intangibles	4	5
Pension mark-to-market adjustments	5	9
Debt refinancing	—	1
Valuation allowance release & other tax adjustments	(5)	53
Internal reorganization & IP transfer	—	264
Income Tax Expense (Non-GAAP)	$21	$34

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q4 2020	Q4 2019	FY 2020	FY 2019
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$(125)	$384	$(7)	$614
Transformation and restructuring costs	202	11	234	58
Acquisition-related amortization of intangibles	19	22	81	86
Acquisition-related costs	(6)	2	(6)	3
Pension mark-to-market adjustments	34	75	34	75
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	74	59	275	232
Loss on debt extinguishment	—	—	20	—
Interest expense	51	54	218	197
Interest income	(3)	(1)	(8)	(4)
Internal reorganization & IP transfer	—	(37)	—	(37)
Income tax expense (benefit)	(20)	(301)	(53)	(273)
Stock-based compensation expense	32	31	108	107
Adjusted EBITDA (Non-GAAP)	$258	$299	$896	$1,058

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q4 2020	Q4 2019	FY 2020	FY 2019
Diluted Earnings Per Share (GAAP) (1)	$(1.06)	$2.67	$(0.30)	$3.71
Transformation and restructuring costs	1.17	0.06	1.33	0.29
Acquisition-related amortization of intangibles	0.11	0.12	0.45	0.45
Acquisition-related costs	(0.04)	0.01	(0.04)	0.03
Pension mark-to-market adjustments	0.20	0.46	0.20	0.44
Debt refinancing	—	—	0.10	0.03
Valuation allowance release & other tax adjustments	0.04	(0.37)	(0.30)	(0.52)
Internal reorganization & IP transfer	—	(2.09)	—	(2.00)
Diluted Earnings Per Share (Non-GAAP) (1)	$0.59	$0.85	$1.69	$2.81

(1)     Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

$ in millions	Q4 2020	Q4 2019	FY 2020	FY 2019
Net cash provided by (used in) operating activities	$146	$408	$641	$634
Total capital expenditures	(63)	(109)	(263)	(329)
Net cash provided by (used in) discontinued operations	(4)	3	—	(24)
Discretionary pension contributions	70	—	70	—
Free cash flow	$149	$302	$448	$281

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (Non-GAAP)

	Three months ended December 31, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (Non-GAAP)
Banking	(16)%	—%	(16)%
Retail	(7)%	1%	(8)%
Hospitality	(22)%	(1)%	(21)%
Other	(16)%	1%	(17)%
Total Revenue	(14)%	—%	(14)%

	Three months ended December 31, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Software	(9)%	1%	(10)%
Services	—%	1%	(1)%
Hardware	(30)%	—%	(30)%
ATM	(36)%	1%	(37)%
SCO/POS	(23)%	1%	(24)%
Total Revenue	(14)%	—%	(14)%

	Three months ended December 31, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Recurring Revenue	6%	—%	6%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2020	2019	2020	2019
Revenue
Product	$529	$766	$2,005	$2,681
Service	1,102	1,120	4,202	4,234
Total Revenue	1,631	1,886	6,207	6,915
Cost of products	479	599	1,733	2,146
Cost of services	824	755	2,950	2,848
Total gross margin	328	532	1,524	1,921
% of Revenue	20.1%	28.2%	24.6%	27.8%
Selling, general and administrative expenses	326	276	1,069	1,051
Research and development expenses	65	74	234	259
Income (loss) from operations	(63)	182	221	611
% of Revenue	(3.9)%	9.7%	3.6%	8.8%
Loss on extinguishment of debt	—	—	(20)	—
Interest expense	(51)	(54)	(218)	(197)
Other expense, net	(32)	(45)	(42)	(73)
Total other expense, net	(83)	(99)	(280)	(270)
Income (loss) from continuing operations before income taxes	(146)	83	(59)	341
% of Revenue	(9.0)%	4.4%	(1.0)%	4.9%
Income tax expense (benefit)	(20)	(301)	(53)	(273)
Income (loss) from continuing operations	(126)	384	(6)	614
Loss from discontinued operations, net of tax	(72)	(35)	(72)	(50)
Net income (loss)	(198)	349	(78)	564
Net income (loss) attributable to noncontrolling interests	(1)	—	1	—
Net income (loss) attributable to NCR	$(197)	$349	$(79)	$564
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$(125)	$384	$(7)	$614
Dividends on convertible preferred stock	(12)	(6)	(31)	(110)
Income (loss) from continuing operations attributable to NCR common stockholders	(137)	378	(38)	504
Loss from discontinued operations, net of tax	(72)	(35)	(72)	(50)
Net income (loss) attributable to NCR common stockholders	$(209)	$343	$(110)	$454
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$(1.06)	$2.96	$(0.30)	$4.13
Diluted (1)	$(1.06)	$2.67	$(0.30)	$3.71
Net income (loss) per common share
Basic	$(1.62)	$2.69	$(0.86)	$3.72
Diluted (1)	$(1.62)	$2.43	$(0.86)	$3.36
Weighted average common shares outstanding
Basic	129.0	127.6	128.4	122.1
Diluted (1)	129.0	143.9	128.4	145.2

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months				Twelve Months
	2020	2019	% Change	% Change Constant Currency	2020	2019	% Change	% Change Constant Currency
Revenue by segment
Banking	$795	$944	(16)%	(16)%	$3,098	$3,512	(12)%	(11)%
Retail	569	609	(7)%	(8)%	2,080	2,217	(6)%	(6)%
Hospitality	182	232	(22)%	(21)%	684	843	(19)%	(18)%
Other	85	101	(16)%	(17)%	345	343	1%	1%
Total Revenue	$1,631	$1,886	(14)%	(14)%	$6,207	$6,915	(10)%	(10)%
Operating income by segment
Banking	$87	$144			$381	$514
Banking operating income margin %	10.9%	15.3%			12.3%	14.6%
Retail	49	42			116	144
Retail operating income margin %	8.6%	6.9%			5.6%	6.5%
Hospitality	9	17			7	56
Hospitality operating income margin %	4.9%	7.3%			1.0%	6.6%
Other	7	14			26	44
All Other operating income margin %	8.2%	13.9%			7.5%	12.8%
Subtotal-segment operating income	$152	$217			$530	$758
Total Revenue operating income margin %	9.3%	11.5%			8.5%	11.0%
Other adjustments (1)	215	35			309	147
Total income (loss) from operations	$(63)	$182			$221	$611

(1)The following table presents the other adjustments for NCR:

	For the Periods Ended December 31
	Three Months		Twelve Months
In millions	2020	2019	2020	2019
Transformation and restructuring costs	$195	$11	$227	$58
Acquisition-related amortization of intangible assets	19	22	81	86
Acquisition-related costs	1	2	1	3
Total other adjustments	$215	$35	$309	$147

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2020	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$338	$1,605	$509
Accounts receivable, net of allowances of $51, $55, and $44 as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively	1,117	1,248	1,490
Inventories	601	748	784
Other current assets	422	396	361
Total current assets	2,478	3,997	3,144
Property, plant and equipment, net	373	384	413
Goodwill	2,837	2,828	2,832
Intangibles, net	532	547	607
Operating lease assets	344	347	391
Prepaid pension cost	199	193	178
Deferred income taxes	965	871	821
Other assets	686	661	601
Total assets	$8,414	$9,828	$8,987
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$8	$222	$282
Accounts payable	632	676	840
Payroll and benefits liabilities	268	289	308
Contract liabilities	507	512	502
Other current liabilities	673	579	606
Total current liabilities	2,088	2,278	2,538
Long-term debt	3,270	4,266	3,277
Pension and indemnity plan liabilities	851	875	858
Postretirement and postemployment benefits liabilities	120	119	111
Income tax accruals	102	94	92
Operating lease liabilities	325	336	369
Other liabilities	334	253	240
Total liabilities	7,090	8,221	7,485
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.3 issued and outstanding as of December 31, 2020 and 0.4 issued and outstanding as of September 30, 2020, and December 31, 2019, respectively; redemption amount and liquidation preference of $276 as of December 31, 2020, $411 as of September 30, 2020 and $399 as of December 31, 2019	273	408	395
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 129.1, 128.5 and 127.7 shares issued and outstanding as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively	1	1	1
Paid-in capital	368	332	312
Retained earnings	950	1,159	1,060
Accumulated other comprehensive loss	(271)	(297)	(269)
Total NCR stockholders' equity	1,048	1,195	1,104
Noncontrolling interests in subsidiaries	3	4	3
Total stockholders' equity	1,051	1,199	1,107
Total liabilities and stockholders' equity	$8,414	$9,828	$8,987

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2020	2019 As Revised(1)	2020	2019 As Revised(1)
Operating activities
Net income (loss)	$(198)	$349	$(78)	$564
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	72	35	72	50
Loss on debt extinguishment	—	—	20	—
Depreciation and amortization	95	84	364	333
Stock-based compensation expense	32	31	108	107
Deferred income taxes	(69)	(320)	(115)	(355)
Impairment of other assets	42	2	46	2
Gain (loss) on disposal of property, plant and equipment	1	—	(1)	(6)
Bargain purchase gain from acquisition	(7)	—	(7)	—
Changes in assets and liabilities:
Receivables	154	10	420	(144)
Inventories	140	83	168	5
Current payables and accrued expenses	(101)	48	(295)	(20)
Contract liabilities	(4)	(6)	2	31
Employee benefit plans	(60)	72	(51)	59
Other assets and liabilities	49	20	(12)	8
Net cash provided by operating activities	146	408	641	634
Investing activities
Expenditures for property, plant and equipment	(8)	(38)	(31)	(91)
Proceeds from sale of property, plant and equipment	—	—	7	11
Additions to capitalized software	(55)	(71)	(232)	(238)
Business acquisitions, net of cash acquired	—	(117)	(25)	(203)
Purchases of short-term investments	(6)	—	(20)	—
Proceeds from sales of short-term investments	7	—	27	—
Other investing activities, net	—	4	(3)	9
Net cash used in investing activities	(62)	(222)	(277)	(512)
Financing activities
Short term borrowings, net	—	(4)	—	—
Payments on term credit facilities	(5)	(2)	(12)	(761)
Borrowings on term credit facilities	—	400	4	750
Payments on revolving credit facilities	(1,282)	(1,137)	(1,998)	(3,216)
Borrowings on revolving credit facilities	75	1,076	1,535	3,535
Payments of senior unsecured notes	—	(400)	(1,315)	(900)
Proceeds from issuance of senior unsecured notes	—	—	1,500	1,000
Debt issuance costs	—	(4)	(21)	(32)
Repurchase of Series A preferred shares	(144)	—	(144)	—
Cash paid for Series A preferred shares dividends	(3)	—	(9)	(302)
Repurchases of common stock	—	—	(41)	(96)
Proceeds from employee stock plans	5	4	17	16
Tax withholding payments on behalf of employees	(1)	—	(28)	(29)
Purchase of non-controlling interest	—	(3)	—	(3)
Net change in client funds obligations	18	(13)	12	(15)
Principal payments for finance lease obligations	(4)	(4)	(13)	(4)
Other financing activities	—	(3)	(1)	(4)
Net cash provided by (used in) financing activities	(1,341)	(90)	(514)	(61)
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	(4)	3	—	(24)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	1	(7)	(6)
Increase (decrease) in cash, cash equivalents, and restricted cash	(1,252)	100	(157)	31
Cash, cash equivalents and restricted cash at beginning of period	1,658	463	563	532
Cash, cash equivalents, and restricted cash at end of period	$406	$563	$406	$563
(1) Certain amounts have been revised for the three and twelve months ended December 31, 2019 to correct for errors related to the business activities of JetPay Corporation, a wholly-owned subsidiary, which will be more fully described in our upcoming Form 10-K filing.